Exhibit 99.1

WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-847-3636
Fax 570-286-3692

Press Release

Contact: Dennis V. Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 847-3636	July 20, 2009
E-Mail: Dcurtin@weismarkets.com

Weis Markets 2nd Quarter Earnings Increase 18.5%

(Sunbury, PA) - Weis Markets, Inc. (NYSE: WMK) today reported an 18.5% increase in its second quarter net income as compared to the same period a year ago while its basic and diluted earnings per share increased $.08 to $.56 per share.

During the 13-week period ending June 27, 2009, the Company generated $15.2 million in net income compared to $12.8 million for the same period a year ago. The Company’s second quarter sales increased 2.0% to $615.4 million compared to $603.4 million in 2008 while the Company’s comparable sales were up 2.4%.

“We made significant investments in our sales programs during the second quarter which helped drive the increases in our sales and net income,” said David J. Hepfinger, Weis Markets’ President and CEO. “In addition, our best of class private label program continues to generate strong sales, exceeding the national average, due to the depth and variety of our program and the value driven needs of our customers. Our second quarter results were also positively impacted by the improved sales performance of our perishable departments, particularly in meat and the continued improvement in our store-level operating performance."

For the 26-week period ending June 27, 2009, the Company’s year-to-date net income increased 44.9% to $31.7 million compared to $21.9 million a year ago while earnings per share increased $.37 to $1.18 per share. Year-to-date sales increased 1.9% to $1.2 billion and comparable sales were up 2.0%.

During the second quarter, the Company announced its plans to acquire Binghamton based Giant Markets, which currently operates 12 stores in Southern New York. Mr. Hepfinger said the Company would complete its acquisition as scheduled on August 23, 2009.

Founded in 1912, Weis Markets, Inc. is a Mid-Atlantic food retailer operating 154 stores in five states: Pennsylvania, Maryland, New Jersey, New York and West Virginia.

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In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

WEIS MARKETS, INC.

Comparative Summary of Unaudited Sales and Earnings

Second Quarter - 2009

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	June 27, 2009	June 28, 2008	(Decrease)
Net Sales	$615,378,000	$603,393,000	2.0%
Income Before Taxes	23,282,000	19,432,000	19.8%
Provision for Income Taxes	8,077,000	6,596,000	22.5%
Net Income	$15,205,000	$12,836,000	18.5%
Weighted Average
Shares Outstanding	26,926,000	26,967,000	(41,000)
Basic and Diluted
Earnings Per Share	$0.56	$0.48	$0.08

	26 Week	26 Week
	Period Ended	Period Ended	Increase
	June 27, 2009	June 28, 2008	(Decrease)
Net Sales	$1,221,618,000	$1,199,059,000	1.9%
Income Before Taxes	48,828,000	32,398,000	50.7%
Provision for Income Taxes	17,105,000	10,506,000	62.8%
Net Income	$31,723,000	$21,892,000	44.9%
Weighted Average
Shares Outstanding	26,942,000	26,967,000	(25,000)
Basic and Diluted
Earnings Per Share	$1.18	$0.81	$0.37